INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this "Agreement") is made as of this  •  day of  • , 2006, between GE Commercial Aviation Services Limited ("GECAS") and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. for themselves and as representatives of the Underwriters (as defined below).

RECITALS

Pursuant to an underwriting agreement dated ●, 2006 (the "Underwriting Agreement") among Genesis Lease Limited (the "Company") and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. for themselves and as the representatives of the underwriters named therein (the "Underwriters"), the Company will issue and sell to the Underwriters ● American Depositary Shares (the "Underwritten ADSs") each representing one common share of the Company, par value $0.001 (a "Common Share"), plus an option to purchase up to  ●  additional ADSs to cover over-allotments (the "Option ADSs" and together with the Underwritten ADSs, the "ADSs").

The Company has prepared a Registration Statement, an ADR Registration Statement, a Disclosure Package and a Prospectus related to the sale of the ADSs, each as defined in the Underwriting Agreement.

1.

Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Underwriting Agreement.

"GECAS Entities" means GECAS and each of its subsidiaries and affiliates that is a party to an Operative Agreement, but shall exclude Genesis Lease Limited and Genesis Funding Limited or any affiliate of GECAS affiliated through Genesis Lease Limited or Genesis Funding Limited.

"GECAS Information" means the following written information included in the Registration Statement, the Prospectus and the Disclosure Package: first through fourth sentences up to the word “offices” of the sixth paragraph under “Summary – Our Company”; the second sentence up to the word “entities” under “Risk Factors - Risks Related to Our Relationships with GECAS, its Affiliates and other Service Providers – We may compete with GECAS for acquisitions and dispositions of aircraft as well as the re-leasing of our aircraft that are not serviced by GECAS”; the part of the first sentence that reads “GECAS, as servicer for the Initial Portfolio, is an Irish company” of the second paragraph under “Risk Factors – Risks Related to Taxation - The tax rate applicable to us, Genesis Funding and Genesis Acquisition would be higher than we expect if we or they were considered not to be carrying on a trade in Ireland for the purposes of Irish law”; the first through fourth sentences up to the word “offices” of the sixth paragraph under “Business”; the first and second sentences and the part of the third sentence that reads “GECAS’s 21 worldwide offices” of the second paragraph under “Business – Our Leases - Lease Management and Remarketing”; the fourth sentence starting with “GECAS’s” and ending with “dispositions” of the first paragraph under “Servicing Agreements”; and the second footnote under “Principal Shareholders.”

2.

Representations, Warranties and Agreements.  GECAS represents and warrants to, and agrees with, each Underwriter that:

(a)

None of (i) the Registration Statement, on the Effective Date and at the Execution Time, and the Prospectus (together with any supplement thereto), on the date of any filing pursuant to Rule 424(b) and on the Closing Date, (ii) the Disclosure Package, and each Electronic Roadshow when taken together as a whole with the Disclosure Package, and (iii) each Issuer Free Writing Prospectus with respect to the GECAS Information contained in the Registration Statement (including any document incorporated by reference therein that has not been superseded or modified) contain or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading; provided that the representations and warranties set forth in this Section 2(a) are limited to the GECAS Information.

(b)

Each GECAS Entity is duly organized and validly existing under the laws of its jurisdiction of organization and is duly qualified to do business in each jurisdiction in which its performance of this Agreement and the Operative Documents to which it is a party (the "GECAS Relevant Documents") requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on its performance of this Agreement and the GECAS Relevant Documents.

(c)

Each GECAS Entity that is a party to the GECAS Relevant Documents (each, a "GECAS Party") is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each GECAS Party is duly registered and qualified to conduct its business and is in good standing in each jurisdiction in which the performance of the GECAS Relevant Documents to which it is a party requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.  “Material Adverse Effect” as used throughout this Agreement means a material adverse effect on the GECAS Entities, taken as a whole.

(d)

GECAS has all necessary corporate or other entity power and authority to execute and deliver this Agreement and perform its obligations hereunder and this Agreement has been duly authorized by all necessary corporate action on the part of GECAS and has been duly executed and delivered by GECAS.

(e)

Each GECAS Entity has all necessary corporate or other entity power and authority to execute and deliver each of the GECAS Relevant Documents to which it is a party and perform its respective obligations thereunder, and each such GECAS Relevant Document has been or will be duly authorized by all necessary action on the part of such GECAS Entity and has been or will be duly executed and delivered by such GECAS Entity on or prior to the Closing Date if so required, or otherwise on or prior to the date execution and delivery is required, and constitutes or will constitute a legal, valid and binding agreement of such GECAS Entity, enforceable against such GECAS Entity in accordance with its terms, (subject,  as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(f)

The execution, delivery and performance of this Agreement by GECAS and the GECAS Relevant Documents by the GECAS Entities and compliance by GECAS with the terms of this Agreement and the terms of the GECAS Relevant Documents by each of the GECAS Entities which are party thereto, and the consummation by GECAS of the transactions contemplated by this Agreement and by each of the GECAS Entities of the transactions contemplated by the GECAS Relevant Documents, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the GECAS Entities pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the GECAS Entities is a party or by which any of the GECAS Entities is bound or to which any of the properties or assets of any of the GECAS Entities is subject, nor will such actions result in any violation of, or conflict with, the provisions of its memorandum of association or bye-laws of any of the GECAS Entities or any statute, or any order, decree, rule or regulation of any court or governmental agency or body having proper jurisdiction over the GECAS Entities or any of their respective properties or assets, except for such agreements, instruments, statutes, orders, decrees, rules or regulations the breach or violation of, default under, conflict with, or creation of any lien, charge or encumbrance under, which would not reasonably be expected to have a Material Adverse Effect.

(g)

No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over the GECAS Entities or any of their properties or assets is required for the execution, delivery and performance of this Agreement or the GECAS Relevant Documents and the consummation of the transactions contemplated hereby and thereby other than (i) those required in respect of the delivery of the aircraft in the Initial Portfolio and which have been or will be obtained prior to or concurrently with such delivery and is, or will be, in full force and effect, (ii) such as may be required under the blue sky laws of any jurisdiction in which the ADSs are offered and sold, (iii) such as may be as set forth in Schedule [   ] to the Underwriting Agreement, (iv) such as may be required in connection with the transfer of, or novation of any lease with respect to, any of the aircraft in the Initial Portfolio, (v) such as may be required in connection with the creation or perfection of any security interest, (vi) to obtain a direction from the Minister of Finance of Bermuda that Part III and Section 35 of Part IV of the Companies Act 1981 of Bermuda relating to prospectuses and public offers shall not apply to the offering of the ADSs and (vii) such consent, approval, authorization or order, or filing or registration the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.  None of the GECAS Entities has received any notice of proceedings relating to the revocation or modification of, or denial of any application for, any such consent, and the GECAS Entities have no knowledge that any of the relevant authorities have threatened any such proceeding.

(h)

Except as disclosed in the Disclosure Package and the Prospectus, there are no legal or governmental proceedings pending to which any of the GECAS Entities is a party or of which any property of any of the GECAS Entities is the subject (i) seeking any determination or ruling that would materially and adversely affect the performance by GECAS of its obligations under this Agreement or by any of the GECAS Entities under any GECAS Relevant Document or (ii) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or any GECAS Relevant Document and, to GECAS's knowledge, no such proceedings are threatened or contemplated.

(i)

No labor problem or dispute with the employees of any GECAS Entity necessary to perform the services under the Master Servicing Agreement or the Servicing Agreement exists or, to GECAS's knowledge, is threatened or imminent, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

Any certificate signed by any officer of a GECAS Entity and delivered to the Representatives or counsel for the Representatives in connection with the offering of the ADSs shall be deemed a representation and warranty by the GECAS Entity as to matters covered thereby, to each Underwriter.

3.

Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Underwritten ADSs and the Option ADSs, as the case may be, shall be subject to the accuracy of the representations and warranties of GECAS contained in this Agreement as of the Execution Time, the Closing Date and any settlement date pursuant to Section 3 of the Underwriting Agreement, to the accuracy of the statements of GECAS made in any certificates pursuant to the provisions hereof, to the performance by the GECAS Entities of their obligations under this Agreement and to the following additional conditions:

(a)

GECAS shall have requested and caused Clifford Chance US LLP, United States counsel for GECAS, to furnish to the Representatives its opinion, dated the Closing Date and addressed to the Representatives, to the effect that (i) the GECAS Relevant Documents have been duly executed and delivered by the GECAS Entities and constitute legal, valid and binding instruments enforceable against the GECAS Entities in accordance with their terms and  (ii) none of the execution, delivery or performance of the GECAS Relevant Documents by any of the GECAS Entities shall violate any governmental law or regulation.

(b)

GECAS shall have furnished to the Representatives a certificate of GECAS (the "Officers' Certificate"), signed by two directors of GECAS, dated the Closing Date, to the effect that certain direct subordinates of the signers of the Officers' Certificate have carefully examined the Registration Statement, the Disclosure Package and the Prospectus (together with any supplements thereto), and this Agreement and certifies, in reliance upon written certifications provided by such subordinates, that (i) the representations and warranties of GECAS in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, (ii) the GECAS Entities have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied at or prior to the Closing Date and (iii) since the date of the Registration Statement, the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto after the date hereof), there has been no Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto after the date hereof).  To the extent that relevant facts relating to the transactions contemplated in the Disclosure Package and the Prospectus have not been independently established by the signers of the Officers' Certificate, such signers may rely upon the written representations as to factual matters relating to the transactions contemplated by the Disclosure Package and the Prospectus made by employees under their direct supervision who are, in such signers’ reasonable opinion, appropriately familiar with the transactions contemplated by the Disclosure Package and the Prospectus.  Such written representations made by such employees shall be attached to the Officers' Certificate, which shall be delivered to the Representatives on the Closing Date.

4.

Agreements.  GECAS agrees with each Underwriter that:

(a)

GECAS has not taken, and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the ADSs.

5.

Indemnification and Contribution.

(a)

GECAS shall indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereof, or in the ADR Registration Statement, or any amendment thereof, or any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending against any such loss, claim, damage, liability or action; provided, however, that GECAS will be liable in any such case only to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission, made in reliance upon and in conformity with the GECAS Information. This indemnity agreement will be in addition to any liability which GECAS may otherwise have.

(b)

Each Underwriter severally and not jointly agrees to indemnify and hold harmless GECAS, each of its directors, officers and employees and each person who controls GECAS within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from GECAS to each Underwriter, but only with reference to the Underwriter’s Information.

(c)

Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 5, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above.  The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party.  Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel, and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (A) the actual named parties in any such action include both the indemnified party and the indemnifying party and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (B) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under this Agreement (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d)

In the event that the indemnity provided in paragraph (a) or (b) of this Section 5 is unavailable to or insufficient to hold harmless an indemnified party for any reason, GECAS and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively, "Losses") to which GECAS and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by GECAS on the one hand and by the Underwriters on the other from the offering of the Shares; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Shares) be responsible for any amount in excess of the underwriting discount or commission applicable to the Shares purchased by such Underwriter under the Underwriting Agreement.  If the allocation provided by the immediately preceding sentence is unavailable for any reason, GECAS and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of GECAS on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations.  Benefits received by GECAS shall be deemed to be equal to the total net proceeds received by it from the offering less amounts paid by any GECAS Entity under the Private Placement Agreement, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Prospectus.  Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to the GECAS Information on the one hand or information provided by the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  GECAS and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 5, each person who controls an Underwriter or GECAS within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter or GECAS shall have the same rights to contribution as such Underwriter or GECAS, respectively.

6.

Notices, etc.  All statements, requests, notices and agreements hereunder shall be in writing, and:

(a)

if to the Underwriters, shall be delivered or sent by mail, telex or facsimile transmission to each of Citibank Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel (Fax: 212-816-7912) and J.P. Morgan Securities Inc., 277 Park Avenue, 9th Floor, New York, New York 10172, Attention:  Equity Syndicate Desk (Fax: 212-622-8358), with a copy to Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attention:  Douglas Tanner (Fax: 212-530-5219); and

(b)

if to GECAS, shall be delivered or sent by mail, telex or facsimile transmission to General Electric Commercial Aviation Services Ltd., 260 Long Ridge Road, Stamford, Connecticut  06927 (Fax: 203-357-4957), with a copy to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention:  David S. Lefkowitz (fax:  212-310-8007).

Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

7.

Persons Entitled to Benefit of Agreement.  This Agreement shall be binding upon the Underwriters, GECAS and their respective successors and assigns and shall inure to the benefit of the Underwriters, GECAS and their respective successors and assigns.  The term "successors and assigns" shall not include a purchaser of the ADSs from the Underwriters merely because of such purchase.  This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that the representations, warranties, indemnities and agreements of GECAS contained in this Agreement shall also be deemed to be for the benefit of the person or persons, if any, who control any Underwriter within the meaning of Section 15 of the Act.

8.

No Fiduciary Duty.  GECAS hereby acknowledges that (a) this Agreement is the result an arm's-length commercial transaction between GECAS, on the one hand, and the Underwriters and any affiliate through which they may be acting, on the other, and (b) the Underwriters are acting as principal and not as an agent or fiduciary of GECAS.  Furthermore, GECAS agrees that it is solely responsible for making its own judgments in connection with this Agreement (irrespective of whether any of the Underwriters has advised or is currently advising GECAS on related or other matters).  GECAS agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to GECAS, in connection with this Agreement or the process leading thereto.

9.

Termination.  This Agreement shall terminate upon the termination of the Underwriting Agreement in accordance with the terms of Section 10 thereof.

10.

Survival.  The respective agreements, representations, warranties, indemnities and other statements of GECAS and its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or GECAS or any of the officers, directors or controlling persons referred to in Section 5 hereof, and will survive delivery of any payment for the Shares.  The provisions of Section 5 hereof shall survive the termination or cancellation of this Agreement.

11.

Integration.  This Agreement supersedes all prior agreements and understandings (whether written or oral) between GECAS and the Underwriters, or any of them, with respect to the subject matter hereof.

12.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

13.

Waiver of Jury Trial.  GECAS hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

14.

Immunity.  To the extent that GECAS has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, GECAS hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

15.

Counterparts.  This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

16.

Headings.  The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[signature page follows]

If the foregoing correctly sets forth the agreement between the parties please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

GE COMMERCIAL AVIATION SERVICES LIMITED

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC. and J.P. MORGAN SECURITIES INC.

For themselves and as the Representatives of the Underwriters

By: CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

By: J.P. MORGAN SECURITIES INC.

By:
Name:
Title: